Exhibit 99.1

T2 Biosystems Announces Collaboration with Allergan to Develop the First Blood-Based Diagnostic Panel to Detect Antimicrobial Resistance

— T2 Biosystems to develop new panel on T2Dx platform and commercialize worldwide while receiving milestone and other payments —

— Panel to aid in rapid bacterial infection diagnosis, including sepsis; enable quicker treatment with life-saving medicines for millions of patients —

— Allergan granted option to co-market suite of diagnostic products in targeted hospitals —

LEXINGTON, Mass., November 1, 2016 —T2 Biosystems, Inc. (NASDAQ: TTOO), a company developing innovative diagnostic products to improve patient health, today announced a collaboration with Allergan to develop a novel diagnostic panel to detect Gram negative bacterial species and antibiotic resistance for patients with serious bacterial infections, including infections leading to sepsis. These products will expand T2 Biosystems’ sepsis pipeline and will include the first direct-from-blood diagnostic panel to detect antimicrobial resistance.

Antimicrobial resistance may develop when bacteria have repeated exposure to antibiotics, forcing the survival of only those strains that cannot be treated by typical antimicrobial drugs. One of the most dangerous trends is resistance to an entire class of antibiotics known as carbapenems, because these are often the therapy of last resort for serious Gram negative infections, according to the U.S. Centers for Disease Control and Prevention, or CDC. T2 Biosystems’ bacterial resistance panel is being developed to specifically identify carbapenem resistance, which the CDC considers to be a serious and urgent threat to public health.

“Our initial sepsis products, T2Candida® and T2Bacteria™ Panels, are the first direct-from-blood sepsis diagnostics that provide species identification in an average of 4.3 hours while also detecting 40% or more infections that are completely missed by blood culture, which takes 2 to 6 or more days for results. By identifying resistant bacteria in the early hours of sepsis treatment, we can pick up another 10% or more of patients where providing the right antimicrobial drug to the patient may be further delayed — potentially saving more lives and significant costs to hospitals,” said John McDonough, chief executive officer of T2 Biosystems. “We are pleased to be collaborating with Allergan, a company with significant expertise and leadership in treating patients with serious bacterial infections. Together, we hope not only to diagnose sepsis more quickly, but also enable the delivery of life-saving medicines more rapidly to the millions of patients at high risk for bacterial infection.”

Under the terms of the agreement, Allergan will pay T2 Biosystems $4 million in milestone payments related to the development of the bacterial resistance panel and an expansion of the T2Bacteria Panel currently under development. T2 Biosystems retains exclusive worldwide distribution rights for all products developed through this partnership.  Allergan has the option to cooperatively market T2 Biosystems’ menu of sepsis diagnostics to targeted hospitals around the world through Allergan’s leading physician-facing institutional sales force.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements for T2

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact, including, without limitation, the statements above under the heading “2016 Outlook”  should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time.  Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

###

T2 Media Contact:

Susan Heins

Pure Communications

susan@purecommunicationsinc.com

864-346-8336

T2 Investor Contact:

Matt Clawson

Pure Communications

matt@purecommunicationsinc.com

949-370-8500